Exhibit 99.1
I/O Announces Organizational Changes
Aligning Structure with the Seismic Solutions Vision
HOUSTON — October 23, 2006 — Input/Output, Inc. (NYSE: IO) announced today a series of organizational changes. Mick Lambert, President of I/O’s GX Technology (GXT) subsidiary, has informed the company of his intent to retire, effective December 31st, 2006. Between now and year-end, Mr. Lambert will continue in his role to help smooth the transition for GXT and its employees.
Subsequently, the company announced the appointment of Jim Hollis to Executive Vice President and Chief Operating Officer of the I/O Solutions Division, effective January 1st, 2007. In this new role, Jim will assume accountability for the operations of the established GXT businesses, namely Data Processing Services and Integrated Seismic Solutions. Furthermore, he will be responsible for two additional business units — FireFly® Solutions and Seabed Solutions - that deliver integrated hardware, software and services solutions for full-wave imaging in both the land and marine environments. Over the past year, Jim has been Vice President of New Ventures — FireFly. For the remainder of 2006, Jim will stay focused on the final stages of the FireFly roll-out related to the BP and Apache field trial projects.
Robert P. Peebler, President and Chief Executive Officer, stated, “I want to thank Mick for his great service to GXT over the last 16 years and for helping advance our vision since GXT became a part of I/O in 2004. Jim’s appointment and the announced organizational changes signify important progress for the company and will better support our long-term objectives of developing and delivering integrated technology and service solutions that help our oil & gas company and seismic contractors address their most difficult imaging and operational challenges.”
About I/O
I/O is a leading, technology-focused seismic solutions provider. The company provides cutting-edge seismic acquisition equipment, software, planning and seismic processing services and data libraries to the global oil and gas industry. I/O’s technologies are applied in both land and marine environments, in traditional 2D and 3D surveys, and in rapidly growing areas like time-lapse (4D) reservoir monitoring and full-wave imaging. Headquartered in Houston, Texas, I/O has regional offices in Canada, Latin America, Europe, China, Russia, Africa and the Middle East. Additional information is available at http://www.i-o.com.
CONTACTS:
Kelly Kline
Director, Marketing Communications — I/O
Phone: +1 281.879.3593
Email: kkline@i-o.com
The information included herein contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual results may vary fundamentally from those described in these forward-looking statements. All forward-looking statements reflect numerous assumptions and involve a number of risks and uncertainties. These risks and uncertainties include risk factors that are disclosed by I/O from time to time in its filings with the Securities and Exchange Commission.